SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                 FORM 10- KSB/A3


                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     For the fiscal year ended:                        Commission File No.:
         June 30, 1997                                     000-28198

                             ----------------------

                   CONVERSION TECHNOLOGIES INTERNATIONAL, INC.
        (Exact name of Small Business Issuer as specified in its charter)

            Delaware                                          13-3754366
     (State  or other  jurisdiction  of                     (I.R.S.  Employer
     incorporation or organization)                           I.D. Number)

           3452 Lake Lynda Drive
            Orlando, Florida                                  32817
     (Address of principal executive offices)               (Zip Code)

                                 (407) 207-5900
                 (Issuer's telephone number including area code)

                            -------------------------

       Securities registered under Section 12(b) of the Exchange Act: None

         Securities registered under Section 12(g) of the Exchange Act:

    Common Stock, Redeemable Class A Warrants and Redeemable Class B Warrants

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for past 90 days.

                        Yes   X      No
                            -----       -----

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.
                               -------

Issuer's revenues for the fiscal year ended June 30, 1997 were $1,429,008.

The aggregate market value of voting stock held by non-affiliates of registrant was $11,941,310 as of September 19, 1997, based on the average of the closing bid and closing ask price of the Common Stock on the Nasdaq SmallCap Market on such date, and assuming the conversion of all outstanding shares of Series A Convertible Preferred Stock held by non-affiliates of registrant into Common Stock.

As of September 19, 1997, the issuer had outstanding 5,539,745 shares of Common Stock, $.00025 par value.


Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations
         -----------------------------------------------------------

Overview

Since inception through June 30, 1997, the Company has sustained cumulative losses of approximately $30,034,000. Such amount includes (i) a one-time, non-cash charge to operations of approximately $6,232,000 relating to the write-off of research and development (in-process) technologies that had not reached technological feasibility and, in the opinion of management, had no alternative use, which were purchased in conjunction with the Company's acquisition of Dunkirk in 1994, (ii) approximately $2,528,000 expensed as process development costs related to research and development of the Company's CRT glass processing and ALUMAGLASS product lines, (iii) a non-cash charge to operations of approximately $5,712,000 relating to the write-off of non-productive fixed assets during the quarter ended June 30, 1997 and (iv) other expenses, net of revenue, of approximately $15,562,000. The Company will continue to incur losses until such time as revenues are sufficient to fund its continuing operations.

Although the Company has not yet achieved profitability, the Company has taken a number of recent steps in an effort to preserve cash, reduce its costs and increase revenues. In late fiscal 1997 and early fiscal 1998, the Company obtained a new management team that includes senior executives with significant experience in the engineering, construction and marketing fields. As discussed elsewhere, the Company's long-term debt has been reduced through the redemption, at a discount, of the IDA Bonds, reducing interest expense and cash required for principal repayments significantly and, with respect to the Key Bank loans, renegotiated debt to defer payments until maturity which defers the required cash outlays. Raw material costs will be reduced through the use of third party tollers and the application of lower cost alternative substrates. Investments in product development have been curtailed and investments in sales and marketing will be increased. Manufacturing and operating overheads have also been reduced through payroll reductions and savings associated with non-productive equipment and processes that have been shut-down, such as the Company's melter. The Company has begun to sell limited amounts of the decorative particles produced by its APT subsidiary and hopes to increase revenue from this product line. The Company will also strive to increase sales of other abrasives and aggregates as new marketing efforts are implemented. Although management believes these steps will allow the Company to continue as a going concern for at least 12 months, there can be no assurance
that  the   foregoing   steps  will  result  in  the  Company   ever   achieving
profitability.

The Company has continued to experience limited revenue and negative cash flow from operations. The Company had revenues of approximately $277,000 for the quarter ended June 30, 1997 and expects revenues to be approximately $300,000 for the quarter ending September 30, 1997. In general, revenues have been reduced from prior periods due to the loss of Thomson as a CRT customer in March 1997. The Company has recently begun to sell increased amounts of certain recycled glass and hopes to obtain modest increases in CRT revenue as a result. In addition, the Company has recently begun sales of limited amounts of decorative particles manufactured by its APT subsidiary. Although the Company plans to maintain its CRT recycling revenue, the Company will focus its efforts on sales of decorative particles, abrasives and other substrates. The Company anticipates that these efforts will result in increased revenue for the quarter ending December 31, 1997 as compared to the quarter ending September 30, 1997, however, there can be no assurance that such results will actually be achieved.

Since the Company has had limited revenue and has incurred significant losses which has resulted in a working capital deficiency and a stockholders' deficiency at June 30, 1997, the Report of Independent Auditors includes an explanatory paragraph indicating there is substantial doubt as to the Company's ability to continue as a going concern. See Report of Independent Auditors.

Results of Operations

Fiscal Year Ended June 30, 1997 Compared to Fiscal Year Ended June 30, 1996


Consolidated revenues for the year ended June 30, 1997 ("fiscal 1997") were approximately $1,429,000, consisting primarily of CRT glass recycling fees and related clean cullet sales and approximately $248,000 of ALUMAGLASS sales. For fiscal 1996, the Company had consolidated revenues of approximately $2,680,000, of which approximately $214,000 was from sales of ALUMAGLASS and the remainder was CRT recycling fees and related clean cullet sales. This decrease in revenue during fiscal 1997 primarily reflects reduced beginning inventory of unprocessed CRT glass and the loss of Thomson as a CRT customer.

Cost of goods sold was approximately $3,952,000 for fiscal 1997 versus approximately $3,094,000 for the prior fiscal year. Included in the fiscal 1997 cost was a $24,000 decrease in the Company's reserve for potential disposal costs of raw materials, as compared to a $623,000 decrease in the reserve for fiscal 1996 reflecting a significantly larger decrease in the Company's beginning raw materials inventory, plus approximately $392,000 of costs for starting up operations at the Company's particle coating facility in St. Augustine, Florida. Excluding the effect of the change in the Company's reserve for disposal during fiscal 1997 and fiscal 1996, and the St. Augustine start-up costs, cost of goods sold decreased only approximately $133,000 in fiscal 1997 versus fiscal 1996, despite the over 40% decrease in revenues noted above. Major factors contributing to the higher relative fiscal 1997 cost as compared to sales were higher depreciation costs due to increased equipment purchases, an approximately $97,000 write-off of raw material and in-process inventories related to discontinued processes and the fact that under the prevailing operating conditions in both periods a significant portion of the cost of production was fixed in nature. Some savings were realized as a result of lower freight costs, resulting from a change in product pricing policy whereby customers now pay freight on most shipments.

The Company's gross loss on sales of approximately $(2,523,000) during fiscal 1997 compares with a loss of approximately $(414,000) for the prior fiscal year and reflects the lower revenue and higher costs detailed above.

Selling, general and administrative expenses for fiscal 1997 increased to approximately $3,919,000 from $1,821,000 for fiscal 1996. This increase includes
(i) approximately $988,000 in higher consulting costs of which approximately $705,000 was directly related to the terminated merger with Octagon and $90,000 was an accrued severance payment to the former President and Chief Executive Officer of the Company, (ii) approximately $369,000 in higher legal costs and approximately $181,000 in outside service costs (primarily financial printing) both of which also relate to the terminated merger activities, (iii) approximately $165,000 in compensation expenses relating to capital stock, (iv) approximately $135,000 for the purchase of the APT particle coating technology that had not reached technological feasibility at the time of purchase, (v) a $99,000 settlement received in fiscal 1996 from a former officer of Dunkirk and
(vi) approximately $93,000 in higher insurance costs.

A charge against operations of approximately $5,712,000 was recorded in the fourth quarter of fiscal 1997 to write down fixed assets to their estimated fair market value for processes which have been shut down and no longer appear to be viable for the forseeable future. Most of these processes relate to the manufacture of ALUMAGLASS. There had been no comparable expense in fiscal 1996.

The shut-down of the melter used to manufacture ALUMAGLASS and its related processing equipment is expected to improve the operating results and liquidity of the Company by reducing its operating expenses. The expenses estimated to be associated with the melter operations were approximately $1,100,000 for the year ended June 30, 1997. The revenues included for that year were approximately
$248,000 for the sale of products produced by the melter. The Company has located a source of material that is comparable to that produced by the melter which can be obtained at a significantly lower cost which is expected to improve future operating results and liquidity.

The Company incurred process development costs of approximately $996,000 for fiscal 1996. There were no similar charges in fiscal 1997.

Interest expense increased to approximately $1,277,000 for fiscal 1997 from approximately $1,077,000 for fiscal 1996, reflecting the capitalization of approximately $440,000 in interest during fiscal 1996. No interest expense was capitalized during fiscal 1997. Partially offsetting this cost increase was approximately $240,000 in lower interest expense in fiscal 1997 as a result of reductions in debt principal.

Interest  income  of  approximately   $227,000  in  fiscal  1997  compares  with
approximately $114,000 in fiscal 1996. The increase reflects higher earnings on cash received from the Company's initial public offering in May 1996.

Other income of approximately $349,000 in fiscal 1997 was approximately $267,000 higher than fiscal 1996, due entirely to a $331,547 New York State net investment tax credit recognized in June 1997. (A cash refund of $566,547 was received, but provision has been made for the return of an estimated $235,000 of this to the State as a result of the shut down of related fixed assets.)

The fiscal 1996 Statement of Operations includes an extraordinary item amounting to $442,000. This charge includes underwriting, debt discount, legal and accounting costs relating to Bridge Notes issued in December, 1995 to provide interim working capital until the initial public offering could be closed.

Liquidity and Capital Resources

The Company's business is capital intensive. The Company has funded its operations principally from debt financing, the private placement of preferred stock and the proceeds of the IPO. At June 30, 1997, the Company had approximately $11,315,000 in principal amount of long-term indebtedness (excluding capital lease obligations) and net working capital deficiency of approximately $(3,394,554). As of June 30, 1997, the Company had cash and marketable securities of approximately $325,000.

In August and September 1997, the Company raised aggregate gross proceeds of $4,145,000 in a private placement of Preferred Stock. An aggregate of 414,500 shares of Preferred Stock were issued. Each share of Preferred Stock is initially convertible into eight shares of Common Stock at a conversion price of $1.25 per share, subject to adjustment based on the lesser of $1.25 and the prevailing average market price of the Common Stock immediately preceding any subsequent closing, if any. The maximum amount of such offering, including gross proceeds received to date, would result in gross proceeds of $5,000,000 ($8,000,000 if the Placement Agent's over-allotment option is exercised in full), although there can be no assurance that any additional closings under the offering will occur.

The Company received net proceeds of $3,606,150 from the placement of the Preferred Stock (after deducting the placement agent's commissions and non-accountable expense allowance). Of such net proceeds, $1,620,000 was used to redeem the IDA Bonds and $500,000 plus accrued interest was used to repay the 1997 Bridge Loan, with the remainder to be used for transaction expenses estimated at $150,000 and general working capital purposes, including accrued payables.

In July and August 1997, the 1997 Bridge Loan provided the Company with an aggregate of $500,000 which was used for general working capital purposes. The 1997 Bridge Loan was repaid, together with accrued interest at the rate of 12% per annum, on September 8, 1997 out of the proceeds of the Preferred Stock placement. In connection with such 1997 Bridge Loan, the Company issued warrants to purchase 100,000 shares of Common Stock to the Aries Funds at an exercise price equal to $1 5/16 per share.

In September 1997, the $8,000,000 principal amount of IDA Bonds were redeemed in full in exchange for a cash payment of $1,620,000 and Dunkirk's forfeiture of its interest in a related debt service reserve fund (which had a then current balance of approximately $190,000).

In July 1997, ESDC agreed to honor its guarantee of approximately $1,888,000 outstanding principal amount of term loans owing by the Company's Dunkirk subsidiary to Key Bank, and ESDC is in the process of assuming from Key Bank, and Key Bank is assigning to ESDC, such loans. ESDC has agreed to defer all interest and principal payments due under the loans through January 1, 1998 until the maturity date of the loans, with interest continuing to accrue on such deferred amounts payable at maturity. ESDC has also agreed to allow Dunkirk to reduce the principal amount of such loans by the amount of a debt service reserve fund (the balance at June 30, 1997 was $449,190) that will be forfeited by Dunkirk.

As of September 19, 1997, the Company had approximately $3,287,000 in principal amount of long-term indebtedness (excluding capital lease obligations), consisting of (i) approximately $1,888,000 outstanding principal amount under the Key Bank term loans guaranteed by ESDC, which loans bear interest at the prime rate and are payable in monthly installments through December 2001 (subject to the deferral through January 1, 1998 described above), (ii) approximately $695,000 aggregate outstanding principal amount under various mortgage and secured equipment loans and (iii) approximately $704,000 aggregate outstanding principal amount under subordinated indebtedness from certain of the Company's CRT glass customers who provided financial assistance to the Company during its start-up phase. The Company's long-term indebtedness is secured by liens on its fixed assets. The Company's long-term indebtedness has been used to finance its facility, equipment and related capital expenditures. Certain of the agreements related to such long-term indebtedness contain customary covenants and default provisions.

The following unaudited pro forma balance sheet data reflects the following transactions as if they had occurred as of June 30, 1997: (i) the private placement of 414,500 shares of Preferred Stock resulting in gross proceeds of $4,145,000 less commissions and a non-accountable expense allowance totaling $538,850 and placement expenses estimated at $150,000 (of which $60,000 was paid from the proceeds and $32,522 had been recorded by the Company at June 30,
1997), and (ii) retirement of the $8,000,000 principal amount of IDA Bonds for a payment of $1,620,000 plus $190,000 representing debt service reserve funds forfeited by Dunkirk upon such retirement in September 1997 plus $230,000 removed from the debt service fund on

September 1, 1997 for payment of interest (with the assumption that there was no related tax on the gain), and (iii) write-off of $330,361 of deferred finance charges related to the $8,000,000 retired IDA Bonds.

                                                                                           June 30, 1997
                                                                       ---------------------------------------------------
                                                                                           Pro Forma
                                                                           Actual         Adjustments          As Adjusted
                                                                       ------------      -------------        ------------
                                                                                          (unaudited)          (unaudited)
                                    ASSETS
Cash ..............................................................    $    325,092      $  1,868,672(1)      $  2,193,764
Other current assets ..............................................         855,810           (32,522)             823,288
                                                                       ------------      ------------         ------------
     Total current assets .........................................       1,180,902         1,836,150            3,017,052
Property, plant and equipment (net) ...............................       6,939,782              --              6,939,782
Noncurrent assets .................................................         446,929          (330,361)             116,568
Restricted assets .................................................         869,311          (419,964)             449,347
                                                                       ------------      ------------         ------------
                                                                       $  9,436,924      $  1,085,825         $ 10,522,749
                                                                       ============      ============         ============
             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Accrued expenses ..................................................    $    858,447           (76,667)        $    781,780
All other current liabilities .....................................       3,717,009              --              3,717,009
                                                                       ------------      ------------         ------------
     Total current liabilities ....................................       4,575,456           (76,667)           4,498,789

Capital lease obligations, less current portion                              39,414              --                 39,414
Long-term debt, less current portion ..............................      10,784,343        (8,000,000)           2,784,343

Stockholders' equity (deficiency):
     Common stock, $.00025 par value, authorized 25,00,000
        shares, issued and outstanding 5,539,745 shares ...........           1,385              --                  1,385
     Additional paid-in capital, common stock .....................      24,186,932              --             24,186,932
     Preferred stock, $.001 par value, authorized 15,000,000
        shares, issued and outstanding 414,500 shares .............                               415                  415
     Additional paid-in capital, preferred stock ..................            --           3,455,735            3,455,735
     Unearned stock compensation ..................................        (116,369)             --               (116,369)
     Accumulated deficit ..........................................     (30,034,237)        5,706,342(2)       (24,327,895)
                                                                       ------------      ------------         ------------
Total stockholders' equity (deficiency) ...........................      (5,962,289)        9,162,492            3,200,203
                                                                       ------------      ------------         ------------
                                                                       $  9,436,924      $  1,085,825         $ 10,522,749
                                                                       ============      ============         ============

----------
(1) Reflects gross proceeds of $4,145,000 on the sale of Preferred Stock, less commissions and estimated expenses totaling $656,328 and $1,620,000 paid to retire the IDA Bonds.

(2) Reflects a pre-tax gain on retirement of $8,000,000 IDA Bonds based on (i) payments of $1,620,000 cash, (ii) forfeiture of $419,964 in debt service reserve funds, (iii) $76,667 accrued interest recorded at June 30, 1997 on the IDA Bonds which was paid from the debt service reserve fund subsequent to June 30, 1997, and (iv) a write-off of $330,361 for deferred finance charges related to the retired IDA Bonds. The pro forma adjustment does not include the related tax, if any, that may be payable with respect to the debt retirement. If Dunkirk is deemed to be solvent immediately prior to the retirement of the IDA Bonds, the Company will recognize taxable income for the debt forgiveness in its tax year ending June 30, 1998. The amount of such income may be offset by net operating loss carryforwards ("NOLs"), subject to possible limitations (see below). Even if sufficient NOLs were available to offset such taxable income, the Company may still be subject to alternative minimum tax. To the extent that Dunkirk is deemed to be insolvent immediately prior to such repayment by an amount which equals or exceeds the amount of debt forgiveness, the Company will not recognize taxable income from such repayment; however, certain of Dunkirk's tax attributes (such as NOLs) would be subject to reduction and would not be available to offset future income from operations, if any. For this purpose, the amount of insolvency is defined to be the excess of Dunkirk's liabilities over the fair value of its assets. An independent appraisal of the fair value of Dunkirk' assets has not been completed at this time to determine Dunkirk's solvency.

The Company's capital lease payments were approximately $84,000 for the year ended June 30, 1997 and are estimated to be approximately $41,000, $27,000 and $23,000 for the fiscal years ending June 30, 1998, 1999 and 2000, respectively, under current commitments. The Company's utility expenses average approximately $35,000 per month at its current level of operations.

The Company's base annual fixed expenses include approximately $447,000 in aggregate annual base compensation for the current executive officers of the Company and debt service obligations relating to the Company's outstanding indebtedness, which are estimated to aggregate approximately $489,000 for the fiscal year ending June 30, 1998, excluding capital lease obligations.

The Company's short-term and long-term liquidity will depend on its ability to achieve cash-flow break even on its operations and to increase sales of its products. The Company currently is not profitable and therefore relies on cash from its financing activities to fund its operations. As discussed above under the heading "Overview", the Company has taken a number of steps to preserve cash, reduce costs and increase its revenues, but there can be no assurance that the Company will ever achieve profitability. In addition, the Company has not yet achieved sufficient sales to replace all the revenue lost from the termination of the Company's relationship with Thomson in March 1997, and will not achieve the levels of revenue it experienced during the period when Thomson was a customer until such time as additional revenue is obtained. The Company is not aware of any other matters which are likely to have a material impact on the Company's short-term or long-term liquidity.

The Company receives waste materials for processing into finished goods inventory, which then can be sold to its customers. The Company has recorded a reserve for disposal for the probable disposal costs of waste material it has received which cannot be processed through the Company's current processing methods, net of the amount of deferred revenue recorded with respect to such materials. The Company is continually attempting to refine existing processes to increase yields and/or develop new processes for the waste materials on hand which have not been able to be processed, and therefore has not disposed of any waste materials to date. The Company records a disposal reserve with respect to materials it cannot process because it is probable it will incur these costs on the ultimate disposition of the waste materials. The Company estimates that the disposal costs for material received by the Company that the Company cannot process, if and when incurred, will exceed the fees the Company was paid to accept such materials.


The Company sells its recycled glass to Techneglas pursuant to a Clean Cullet Sale Agreement (the "Cullet Agreement") and an open purchase order arrangement. The Cullet Agreement had an initial term of three years expiring August 1998 and automatically renews for additional one year terms unless either party gives the other written notice of termination at least 120 days prior to the end of any term. The Cullet Agreement includes provisions relating to specifications, delivery and acceptance of processed CRT glass. The Cullet Agreement also requires the Company to sell, and Techneglas to purchase, various amounts of the CRT glass processed by the Company. The Cullet Agreement also contains pricing and other customary terms. Techneglas has been purchasing substantially all of the CRT glass processed by the Company since the loss of Thomsen as a customer.

The Company has no material commitments for capital expenditures.

The Company has federal net operating loss carryforwards that amounted to approximately $20.6 million at June 30, 1997, which expire between 2006 and 2012. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of net operating loss carryforwards is limited if there has been a change in control (ownership) of the Company. Although a comprehensive evaluation has not yet been performed, it is likely that due to prior shifts in ownership (the Dunkirk merger and the completion of the IPO) and anticipated shifts in ownership (the Preferred Stock offering), the Company's ability to utilize its net operating loss carryforwards could be severely limited.

Pending Accounting Pronouncements

SFAS No. 128 "Earning Per Share," SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosure about segments of an Enterprise and Related Information" are not effective for the Company until December 31, 1997, June 30, 1999 and June 30, 1999, respectively. Management believes these standards will not have a material impact on the Company.

                          INDEX TO FINANCIAL STATEMENTS




Report of Independent Auditors.......... ....................................F-2

Consolidated Balance Sheets of Conversion Technologies
   International, Inc. and Subsidiaries as of June 30,
   1997 and June 30, 1996....................................................F-3

Consolidated Statements of Operations of Conversion
   Technologies International, Inc. and Subsidiaries for
   the years ended June 30, 1997 and June 30, 1996...........................F-4

Consolidated Statements of Stockholders' Equity of
   Conversion Technologies International, Inc. and Subsidiaries
   for the years ended June 30, 1997 and June 30, 1996.......................F-5

Consolidated Statements of Cash Flows of Conversion Technologies
   International, Inc. and Subsidiaries for the years ended
   June 30, 1997 and June 30, 1996...........................................F-6

Notes to Consolidated Financial Statements...................................F-8

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Conversion Technologies International, Inc.


We have audited the accompanying consolidated balance sheets of Conversion Technologies International, Inc. and Subsidiaries (Company) at June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Conversion Technologies International, Inc. and Subsidiaries at June 30, 1997 and 1996, and the consolidated results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has generated only minimal revenue, has incurred significant losses, has a working capital deficiency and has a stockholders' deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.


Metro Park, New Jersey                               ERNST & YOUNG LLP
September 18, 1997



                               Conversion Technologies International, Inc.
                                             and Subsidiaries

                                       Consolidated Balance Sheets

                                                                                    June 30,
                                                                          ------------------------------
                                                                             1997                1996
                                                                          -------------     ------------

                                         ASSETS
Cash and cash equivalents ...........................................     $    325,092      $  4,539,464
Marketable securities ...............................................             --           2,009,632
Accounts receivable, less allowance for doubtful accounts
     of $18,000 at June 30, 1997 and $25,000 at June 30, 1996 .......          146,225           343,214
Inventories .........................................................          521,060           337,736
Prepaid expenses and other current assets ...........................          188,525           205,984
                                                                          ------------      ------------
Total current assets ................................................        1,180,902         7,436,030

Property, plant and equipment:
     Land ...........................................................           75,000            75,000
     Building and improvements ......................................        1,578,293         1,609,832
     Machinery and equipment ........................................        6,713,599        11,573,933
     Construction in progress .......................................           29,500         1,008,480
                                                                          ------------      ------------
                                                                             8,396,392        14,267,245
     Less accumulated depreciation ..................................       (1,456,610)       (1,630,639)
                                                                          ------------      ------------
                                                                             6,939,782        12,636,606

Deferred finance charges, less accumulated amortization of
     $135,786 at June 30, 1997 and $81,272 at June 30, 1996 .........          443,829           494,843
Other noncurrent assets .............................................            3,100            38,304
Restricted assets
     Project Fund ...................................................              158            72,859
     Debt service reserve funds .....................................          869,153         1,268,457
                                                                          ------------      ------------
                                                                          $  9,436,924      $ 21,947,099
                                                                          ============      ============

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Accounts payable ....................................................     $  1,711,212      $  1,279,280
Deferred revenue ....................................................          491,944           557,907
Reserve for disposal ................................................          713,100           737,000
Accrued expenses ....................................................          858,447           778,306
Investment tax credit payable .......................................          235,000              --
Current portion of capital lease obligations                                    35,495            72,914
Current portion of long-term debt ...................................          530,258           437,285
                                                                          ------------      ------------
Total current liabilities ...........................................        4,575,456         3,862,692

Capital lease obligations, less current portion .....................           39,414            74,693
Long-term debt, less current portion ................................       10,784,343        11,281,715

Stockholders' equity (deficiency):
     Class A common  stock,  $.00025 par value,  authorized  25,000,000  shares, issued and outstanding 5,539,745 shares at June 30,
        1997 and 5,449,745 shares at June 30, 1996 ..................            1,385             1,362
     Additional paid-in capital .....................................       24,186,932        23,905,705
     Unearned Stock Compensation ....................................         (116,369)             --
     Accumulated deficit ............................................      (30,034,237)      (17,179,068)
                                                                          ------------      ------------
Total stockholders' equity (deficiency) .............................       (5,962,289)        6,727,999
                                                                          ------------      ------------
                                                                          $  9,436,924      $ 21,947,099
                                                                          ============      ============

                                         See accompanying notes.


                   Conversion Technologies International, Inc.
                                and Subsidiaries

                      Consolidated Statements of Operations


                                              Year ended June 30,
                                        ------------------------------
                                             1997              1996
                                        ------------      ------------


Revenues:
      Product sales                    $    945,871      $  2,075,118
      Recycling fees                        483,137           604,869
                                        ------------      ------------
Total revenue                             1,429,008         2,679,987


Cost of goods sold                        3,952,374         3,093,560
                                        ------------      ------------

Gross loss on sales                      (2,523,366)         (413,573)

Selling, general and administrative       3,918,726         1,821,179
Process development costs                      --             996,259
Write-off of fixed assets                 5,711,567              --
                                        ------------      ------------
Loss from operations                    (12,153,659)       (3,231,011)

Interest expense                         (1,277,310)       (1,076,077)
Interest income                             226,505           114,326
Other income                                349,295            81,811
                                        ------------      ------------

Loss before extraordinary item          (12,855,169)       (4,110,951)

Extraordinary item                              --            442,000
                                        ------------      ------------

Net loss                               $(12,855,169)     $ (4,552,951)
                                        ============      ============

Net loss per common share
     before extraordinary item          $     (2.69)     $      (2.64)
                                        ============      ============

Net loss per common share               $     (2.69)     $      (2.92)
                                        ============      ============


                             See accompanying notes.


                   Conversion Technologies International, Inc.
                                and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                   Years ended June 30, 1997 and June 30, 1996


                                             Preferred Stock                                  Class A Common Stock
                                  ------------------------------------------        ----------------------------------------
                                                                  Additional                                      Additional
                                       Number                       Paid-In          Number                        Paid-In
                                     of Shares       Amount         Capital         of Shares       Amount         Capital
                                     ---------       ------         -------         ---------       ------         -------

Balance at July 1, 1995 ........     2,958,000     $    2,958     $5,994,271           909,404     $  227         4,427,710
     Issuance of Class A
       common stock ............                                                    3,527,050         882        13,526,159
     Converted to Common Stock .    (2,958,000)        (2,958)    (5,994,271)       1,023,054         255         5,996,974
     Surrendered and canceled ..                                                       (7,308)         (1)          (98,999)
     Repurchased and canceled ..                                                       (2,455)         (1)          (12,889)
     Debt discount on Bridge ...                                                                                    66,750
     Net Loss ..................
                                     ---------     ----------     ----------        ---------      ------      ------------
Balance at June 30, 1996 .......          --             --             --          5,449,745       1,362        23,905,705
     Issuance of Class A
       common stock ............                                                       90,000          23
     Stock Compensation ........                                                                                   281,227
     Net Loss ..................
                                     ---------     ----------     ----------        ---------      ------      ------------
Balance at June 30, 1997 .......          --       $     --       $     --          5,539,749      $1,385      $ 24,186,932
                                     =========     ==========     ==========        =========      ======      ============



                                                                            Total
                                       Unearned                         Stockholders'
                                        Stock         Accumulated          Equity
                                     Compensation       Deficit         (Deficiency)
                                     ------------     -----------       ------------

Balance at July 1, 1995 ........     $    --        $(12,626,117)     $ (2,200,951)
     Issuance of Class A
       common stock ............                                        13,527,041
     Converted to Common Stock .                                              --
     Surrendered and canceled ..                                           (99,000)
     Repurchased and canceled ..                                           (12,890)
     Debt discount on Bridge ...                                            66,750
     Net Loss ..................                      (4,552,951)       (4,552,951)
                                     ---------      ------------      ------------

Balance at June 30, 1996 .......          --         (17,179,068)        6,727,999
     Issuance of Class A
       common stock ............                                                23
     Stock Compensation ........      (116,369)                            164,858
     Net Loss ..................                     (12,855,169)      (12,855,169)
                                     ---------      ------------      ------------
Balance at June 30, 1997 .......     $(116,369)     $(30,034,237)     $ (5,962,289)
                                     =========      ============      ============

                                         See accompanying notes.

                           Conversion Technologies International, Inc.
                                         and Subsidiaries

                              Consolidated Statements of Cash Flows


                                                                         Year ended June 30,
                                                                 -------------------------------
                                                                      1997               1996
                                                                 -------------     -------------

OPERATING ACTIVITIES
Net loss ...................................................     $(12,855,169)     $ (4,552,951)
Adjustments to reconcile  net loss to net cash  provided by (used in)  operating activities:
     Depreciation expense ..................................        1,036,416           886,863
     Amortization of deferred financing and patent costs ...           54,514            54,302
     Write-down of fixed assets ............................        5,711,567              --
     Write-off of inventories ..............................           96,752              --
     Stock compensation expense ............................          164,858              --
     Settlement with former officer ........................                            (99,000)
     Debt discount on Bridge Notes .........................                             66,750
     Changes in operating assets and liabilities:
        Decrease (increase) in accounts receivable .........          196,989           (59,643)
        Increase in inventories ............................         (280,076)         (110,012)
        Decrease (increase) in other current assets ........           17,459           (72,952)
        Decrease (increase) in other noncurrent assets .....           35,204            (7,038)
        Decrease in deferred revenue .......................          (65,963)         (386,323)
        Increase (decrease) in accounts payable, reserve
              for disposal and other accrued expenses ......           723,173          (811,824)
                                                                 ------------      ------------
Net cash used in operating activities ......................       (5,164,276)       (5,091,828)

INVESTING ACTIVITIES
Sale (purchase) of marketable securities ...................        2,009,632        (2,009,632)
Capital expenditures .......................................       (1,051,159)       (4,396,016)
                                                                 ------------      ------------
Net cash provided by (used in) investing activities ........          958,473        (6,405,648)

FINANCING ACTIVITIES
Increase in deferred finance and registration costs ........           (3,500)          (40,427)
Issuance of notes payable ..................................             --           2,675,000
Payment of notes payable ...................................             --          (3,061,500)
Issuance of long-term debt .................................            8,282         3,056,476
Decrease (increase) in restricted assets ...................          472,005          (347,408)
Principal payments on long-term debt .......................         (412,681)         (399,445)
Principal payments under capital lease obligations .........          (72,698)          (93,750)
Issuance of common stock ...................................               23        13,514,151
                                                                 ------------      ------------
Net cash (used in) provided by financing activities ........           (8,569)       15,303,097
                                                                 ------------      ------------

(Decrease) increase in cash and cash equivalents ...........       (4,214,372)        3,805,621
Cash and cash equivalents at beginning of period ...........        4,539,464           733,843
                                                                 ------------      ------------
Cash and cash equivalents at end of period .................     $    325,092      $  4,539,464
                                                                 ============      ============
                                     See accompanying notes.

                           Conversion Technologies International, Inc.
                                         and Subsidiaries

                        Consolidated Statements of Cash Flows (continued)



                                                              Year ended June 30,
                                                          ----------------------------
                                                             1997             1996
                                                         ------------     ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid, net of amount capitalized .............   $ 1,320,882      $ 1,009,746
                                                         ===========      ===========


SUPPLEMENTAL DISCLOSURE OF NON CASH TRANSACTIONS
Surrender and cancellation of common stock ...........          --            (99,000)
Issuance of warrants in connection with bridge notes..          --             66,750



                                See accompanying notes.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


1.   ORGANIZATION

Conversion Technologies International, Inc. (the "Company") is engaged in the business of manufacturing, recycling and processing various substrates and advanced materials. These substrates and materials include (i) industrial abrasives which can be used for surface cleaning and surface preparation applications such as in cleaning steel structures, railcars, aircraft parts, and equipment in loose grain blasting operations; (ii) decorative particles that visually enhance structural materials such as plasters, tiles, grouts, wall systems and roofing and flooring; and (iii) performance aggregates which can be used as structural and textural enhancers, fillers and additives and to strengthen and add consistency to materials such as cements, plasters, grouts, roofing and flooring and glass and ceramic materials. The Company is also engaged in the business of recycling cathode ray tube ("CRT") glass produced in the manufacture of televisions for resale to such manufacturers and others. Although substantially all of the Company's revenues to date have been derived from its CRT recycling operations, the Company intends to focus its efforts on its substrates and advanced materials products. The Company's revenue streams are a combination of waste conversion fees and manufactured product sales.

On November 9, 1995, the Board of Directors approved an approximate 0.1218-for-one reverse split of its common stock. The accompanying consolidated financial statements have been retroactively restated to reflect this reverse stock split.

On May 16, 1996 the Company completed its initial public offering ("IPO"). The funds generated by this offering became available at the closing on May 21, 1996, and included the proceeds from 3,067,000 shares of common stock sold at $4.40 per share, 3,067,000 Class A Warrants sold at $0.05 each and 3,067,000 Class B Warrants sold at $0.05 each. On June 7, 1996 the Company closed on the underwriter's over-allotment option for sales of 460,050 of each of the foregoing securities at identical pricing. (See Note 7).

In November 1996, the Company entered into an Agreement and Plan of Reorganization with Octagon, Inc. ("Octagon") pursuant to which a wholly-owned subsidiary of the Company would be merged with and into Octagon (the "Merger"), whereby, Octagon would become a wholly-owned subsidiary of the Company. On June 30, 1997, the Company and Octagon mutually terminated the Merger. Pursuant to the terms of a Termination Agreement, the Company agreed to forgive remaining bridge loans, including interest, in the approximate amount of $630,000 it made to Octagon in fiscal 1997 in payment for certain services provided by Octagon to the Company prior to the termination of the Merger and Octagon agreed to provide certain services to the Company. This amount is included in Selling, General and Administrative expenses in the Consolidated Statement of Operations.

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company has had limited revenue and has incurred significant losses which has resulted in a working capital deficiency and a stockholders' deficiency. In view of the foregoing, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the realization of assets and liquidation of liabilities that might be necessary should the Company be unable to continue as a going concern.

In late fiscal 1997 and early fiscal 1998 the Company engaged new management. The Company's new management team has initiated a plan to reverse the history of limited revenues and continued losses through a series of deliberate actions based upon the following five elements. Long term debt has been renegotiated to reduce interest expense (see Note 9). Raw material costs are being cut through the use of third party tollers and the application of lower cost alternative substrates. Revenues from colored substrates are anticipated to increase as the Company's decorative particle production facility in St. Augustine, Florida becomes fully operational. Investments in product development have been
curtailed  and   investments   in  sales  and   marketing   will  be  increased.
Manufacturing and operating overheads have been reduced. Although management believes the foregoing course of action would allow the Company to continue as a going concern for the next year, there are no assurances that management will be successful in implementing the plans and eliminating the substantial doubt as to its ability to continue as a going concern.

2.   Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Conversion Technologies International, Inc. and its wholly-owned subsidiaries, Dunkirk International Glass and Ceramics Corporation and Advanced Particle Technologies, Inc. Intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition


The Company derives most of its revenue from fees charged to accept waste materials and from the sale of its products. With respect to revenue from fees charged to accept waste materials, the Company initially records the fees it receives for accepting waste materials for processing as deferred revenue. After the materials have been processed into finished goods inventory, the deferred revenue is recognized as fee revenue based upon the amount of finished goods inventory produced (by tonnage) valued at the fee charged for accepting the waste material. With respect to revenue from product sales, including products created from processed waste materials, revenue is recognized only upon shipment of products to customers.


For the year ended June 30, 1997, 61.2% of the Company's revenue was derived from two major customers. Revenue generated from each of these customers amounted to $621,830 and $252,686 which represents 43.5% and 17.7% of total revenue, respectively. For the year ended June 30, 1996, 87.6% of the Company's revenue was derived from three major customers. Revenue generated from each of these customers amounted to $1,395,568, $677,648 and $273,709 which represents 52.1%, 25.3% and 10.2% of total revenue, respectively. The Company's customer who generated the 17.7% and 25.3% of the total revenue for fiscal 1997 and 1996, respectively, ceased shipping CRT glass and purchasing recycled CRT glass from the Company in March 1997.

Reserve for Disposal


Dunkirk began accepting waste materials (primarily CRT glass) in early 1994. Upon accepting the waste materials, Dunkirk established a reserve for the probable disposal costs for the unprocessed waste materials on hand in the event the conversion processes being developed were not successful. To date, the Company has not yet disposed of the materials which it has not been able to process. The amount of unprocessed waste materials on hand was 7,232 tons at June 30, 1996 and 6,732 tons at June 30, 1997. From July 1, 1995 to June 30, 1996, the Company reduced the reserve by approximately $623,000; and from July 1, 1996 to June 30, 1997 the Company further reduced the reserve by approximately $24,000. The decrease in the reserve, which resulted from the reduction in the quantities of unprocessed waste materials on hand, as they were subsequently processed, have been credited against operations. The Company intends to adjust the reserve for disposal if and when it can refine existing processes to increase yields and/or develop new processes for the unprocessed waste materials on hand.

Inventories consisted of the following:

                                June 30,
                       ------------------------
                         1997            1996
                         ----            ----

Raw materials .......  $ 61,949        $ 79,237
Work-in-process......   111,961         135,536
Finished goods.......   347,150         122,963
                       --------        --------
                       $521,060        $337,736
                       ========        ========

Property, Plant and Equipment

Property, plant and equipment is stated at cost. The Company capitalized interest costs of $439,932 in the year ended June 30, 1996 with respect to the construction of certain long-term assets. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets. Amortization on assets under capital leases is provided on a straight-line basis over the lesser of the useful lives of the related assets or the terms of the leases.

During fiscal 1997, the Company experienced reduced levels of revenue and increased costs. Also in fiscal 1997, the Company shut down its melter and certain related equipment which it does not intend to use in the foreseeable future, and accordingly, the Company has adjusted these asset values to their estimated fair value which was determined to be zero as it is estimated that the cost to disassemble, transport and reassemble the melter and peripheral equipment would approximate any remaining fair value of those assets. As a result, the Company has taken a charge in the fourth quarter pursuant to SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in the amount of $5,711,567.

Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

Marketable Securities

The Company considers all marketable securities to be available for sale. These securities were carried at cost which approximated fair value at June 30, 1996.

Deferred Financing Costs

Deferred costs include costs related to obtaining debt financing, and are being amortized under the interest method of accounting. (See Note 9).

Income Taxes

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Process Development Costs

Process development costs represent research and development associated with the Company's CRT glass processing and ALUMAGLASS(TM) product lines (technologies) in fiscal 1996. No such costs were incurred in fiscal 1997.

Investment Tax Credit

The Company received a gross cash refund of $566,547 related to a New York State investment tax credit in June 1997. However, the Company has recorded a $235,000 reserve against this amount as the Company may be required to refund such amount pursuant to a recapture provision. The net amount of $331,547 is included in "Other Income."

Extraordinary Item

The consolidated statement of operations for the fiscal year ended June 30, 1996 includes an extraordinary charge of $442,000, representing the costs of obtaining bridge financing in the form of Bridge Notes totaling $2,225,000 which were repaid out of the proceeds of the Company's IPO (see Note 4).

Net Loss Per Common Share

The net loss per common share is based on the net loss for the year, divided by the weighted average number of common shares outstanding during the year (excluding the common shares that were deposited into escrow in connection with the Company's initial public offering -see Note 7). Common Stock equivalents such as stock options and warrants are not included as their effect is anti-dilutive. However, immediately prior to the closing of the Company's initial public offering, the Company's Series A Preferred Stock was converted into 1,023,054 shares of common stock (see Note 7). The weighted average number of these converted shares, at June 30, 1997 and 1996 were 1,023,054, and they have been included in the related net loss per common share calculation. Therefore, the weighted average number of common shares outstanding at June 30, 1997 and 1996 were 4,773,311 and 1,559,908, respectively.

Employee Stock Option Plan

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or is greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pending Accounting Pronouncements

SFAS No. 128 "Earnings Per Share," SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosure about segments of an Enterprise and Related Information" are not effective for the Company until December 31, 1997, June 30, 1999 and June 30, 1999, respectively. Management believes these standards will not have a material impact on the Company.

3.   DEBT

Long-term debt consists of the following obligations as of June 30, 1997 and 1996:

                                                                        June 30,
                                                               ------------------------
                                                                   1997         1996
                                                               -----------   ----------

Dunkirk--Chautauqua    Region    Industrial   Development
  Corporation (CRIDA) mortgage note  (collateralized by a
  mortgage on real  property  having a carrying  value of
  approximately  $1,510,100  at June 30, 1997) payable in
  monthly  installments of $4,285 including interest at a
  variable rate (6% at June 30, 1997) through  October 1,
  2004.                                                        $   304,432   $   336,529

Dunkirk--Term loans with a  bank  payable  in 84  monthly
  installments   of  $40,944   including   principal  and
  interest  at the prime  rate  (8.50% at June 30,  1997)
  through December 27, 2001.  Collateral for this loan is
  a first purchase money lien on the Company's  machinery
  and  equipment,  and  repayment  is  guaranteed  by the
  former  Dunkirk  president  and the New York  State Job
  Development Authority (JDA). (See Note 9).                      1,887,871    2,192,379

Dunkirk--Subordinated mortgage note (collateralized  by a
  mortgage on real  property  having a carrying  value of
  approximately  $1,510,100  at June 30, 1997) payable in
  monthly  installments of $4,956  including  interest at
  10%  through   January  21,   2004.                               288,516      317,517

Dunkirk--Chautauqua   County   Industrial   Development
  Agency  (CCIDA)  subordinated  note  payable in monthly
  payments  of $1,485  including  interest  at 7% through
  June 1, 1999.  The note  contains  various  restrictive
  covenants,   is  guaranteed   by  the  former   Dunkirk
  president  and  is  collateralized  by  a  subordinated
  security  interest in certain  machinery  and equipment
  having a carrying value of approximately $5,163,200.              33,170       49,295


                                      F-14

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


3.  DEBT (CONTINUED)

                                                                        June 30,
                                                               ------------------------
                                                                   1997         1996
                                                               -----------   ----------

Dunkirk--Southern Tier Enterprise Development Organization
  (STEDO)  subordinated  note  payable in monthly payments
  of $1,169  including  interest  at 8%  through   July 1,
  2002. The note contains various  restrictive  covenants,
  is  guaranteed by the former  Dunkirk  president and  is
  collateralized  by a subordinated  security  interest in
  certain   equipment   having   a   carrying   value   of
  approximately $5,163,200.                                         48,727       59,974

Dunkirk--New  York Job Development  Authority  (Al  Tech)
  subordinated note payable in monthly payments of $1,887
  including interest at 5% through September 1, 1999. The
  note  contains  various   restrictive   covenants,   is
  guaranteed  by  the  former  Dunkirk  president  and is
  collateralized  by a subordinated  security interest in
  certain   equipment   having   a   carrying   value  of
  approximately $5,163,200.                                         48,096       67,799

Dunkirk--Chautauqua County Industrial Development  Agency
  solid  waste   disposal   facility   bonds  payable  in
  quarterly  payments of interest only through  September
  1, 1998 at a rate of 11.5% subject to  adjustment  upon
  the achievement of stated debt service  coverage ratio.
  Beginning   December  1,  1998  and  annually   through
  December 1, 2010 principal payments which increase from
  $325,000  to  $1,025,000   are  payable  with  interest
  continuing  to be paid  quarterly.  The  bond  security
  agreement contains various restrictive covenants and is
  collateralized  by a security interest in the equipment
  acquired with the proceeds (see Notes 5 and 9).                8,000,000    8,000,000



                                      F-15


                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


3.  DEBT (CONTINUED)


                                                                        June 30,
                                                               ------------------------
                                                                   1997         1996
                                                               -----------   ----------

Dunkirk--Subordinated unsecured debt from various electronic
   companies;    OI-NEG  TV  Products,  Inc.   (Techneglas),
   Thomson    Consumer   Electronics,   Sanyo  Manufacturing
   Corp.,  Toshiba  Display Devices and  Hitachi  Electronic
   Devices  (USA),   begin   with   quarterly   payments  of
   interest  only at  prime   plus  2%  (10.50%  at June 30,
   1997) through a  range of dates  ending  January 1, 1999.
   Beginning  between  March 31, 1998  and April 1, 1999 and
   going   through  a  range  of   dates   with  the   final
   subordinate debt issue ending  January  1, 2004 quarterly
   installments  of principal  plus  interest  at prime plus
   2% are   payable.  The  first   five  quarterly  interest
   payments  for  a portion of  the debt has been  converted
   by  the  Company   into   subordinated   notes   ($43,789
   converted  at  June  30,  1997)   payable   in  quarterly
   payments of interest  only at 8%  for  nineteen  quarters
   and  the  principal  amount  plus  interest   being   due
   between April 1, 1999 through April 1, 2000.                    703,789      695,507
                                                               -----------  -----------
Total Debt                                                      11,314,601   11,719,000

Less current maturities                                            530,258      437,285
                                                               -----------  -----------
                                                               $10,784,343  $11,281,715
                                                               ===========  ===========

The Company has agreed to indemnify and hold harmless the former Dunkirk president with respect to guarantees made by him for obligations of Dunkirk. In addition, the Company has agreed to use its reasonable efforts to cause the release of such guarantees.

Maturities  on  long-term  debt for the next five years are as follows (see Note
9):

                     June 30,
                       1998         $   530,258
                       1999           1,044,448
                       2000           1,107,982
                       2001             990,836
                       2002             865,939
                     Thereafter       6,775,138
                                    ------------
                                    $ 11,314,601
                                    ============

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997

3.  DEBT (CONTINUED)

The carrying amounts and fair values of long-term borrowings consisted of the following at June 30, 1997:

                                       Carrying Amount     Fair Value
                                       ---------------    ----------

5% subordinated note ..............    $    48,096       $    45,206
6% mortgage note ..................        304,432           262,189
7% subordinated note ..............         33,170            32,023
8% subordinated note ..............         48,727            46,420
8.50% secured bank loan ...........      1,887,871         1,887,871
10% subordinated mortgage note ....        288,516           284,256
Variable rate debt ................        703,789           703,789
11.5% solid waste disposal bonds ..      8,000,000         8,000,000
                                       -----------       -----------
     Total Long-Term Borrowings ...    $11,314,601       $11,261,754
                                        ==========        ==========

The fair values of fixed long-term borrowings were calculated as the present value of future cash flows discounted at the Company's estimated current borrowing rate of the respective issues ranging from prime plus 2% to prime plus 3% (See Note 9).

4.  NOTES PAYABLE

During the period commencing September 1995 and ending November 1995, the Company issued $700,000 of 6% convertible promissory notes, in anticipation of additional equity financing, of which $50,000 was paid during fiscal 1996 (see below).

During the period commencing December 7, 1995 and ending December 15, 1995, the Company obtained additional bridge financing ("bridge loan") in the principal amount of $2,225,000, (recorded, net of the value assigned to the attached warrants, at $2,158,250) which includes the conversion of $650,000 of the $700,000 convertible promissory notes discussed above. The bridge loan was issued through a private placement arranged by the underwriter of the Company's IPO. This bridge loan was comprised of bridge units, each consisting of a bridge note in the principal amount of $50,000 bearing interest at the rate of 10% per annum, and warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $4.00 per share commencing one year from the date of issuance and expiring three years after the initial closing date of the bridge loan offering.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


4.   NOTES PAYABLE (CONTINUED)

In March 1996, the Company issued $200,000 of promissory notes, due upon the earlier of the closing of the IPO and six months from the date issued, to certain directors, officers and security holders which bore interest at 10% per annum. In May 1996, the Company issued an additional $200,000 of promissory notes to a securityholder with identical terms to the notes issued in March 1996.

All of the outstanding bridge notes and promissory notes were repaid at the closing of the IPO from the proceeds thereof. Concurrent with the closing of the offering, the common stock warrants issued to the bridge note holders were converted into an equivalent number (1,112,500) of Class A warrants, each of which entitles the holder to purchase, at an exercise price of $5.85, subject to adjustment, one share of common stock and one Class B warrant. Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price, subject to adjustment, of $7.80 (see Note 7).

During fiscal 1996 Dunkirk repaid a $262,500 balance plus accrued interest to close a $300,000 line of credit arrangement with a bank. In June, 1996 Dunkirk repaid a $124,000 demand note plus accrued interest payable to a bank.

5.   RESTRICTED ASSETS

Dunkirk has $158 and $72,859 of project funds available at June 30, 1997 and June 30, 1996, respectively, for the acquisition of qualified machinery and equipment from the unexpended balance on the sale of the solid waste disposal facility bonds. In addition, a debt service reserve fund equivalent to 10% of the bonds plus interest is required to be deposited in escrow ($419,963 at June 30, 1997 and $840,442 at June 30, 1996), and may be released under certain conditions (see Note 9).

Dunkirk also has a debt service reserve fund of $449,190 at June 30, 1997 and $428,015 at June 30, 1996, including interest, deposited in escrow as required by the JDA for payment of the final installments due on the related debt (see
Note 9).

6.   COMMITMENTS AND CONTINGENCIES

The Company is a party to litigation commenced by the Company in the Supreme Court of New York, County of Chautauqua, against a general contractor hired to construct the improved abrasives finishing area, which was a part of the Company's capital expansion program. The contractor commenced work in April 1995, but was asked to stop work in November 1995 following significant cost overruns, problems and delays in construction and disputes with the

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


6.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

Company over the scope of the work to be performed by the contractor. The Company has served the contractor with its complaint, alleging, among other things, breach of contract, fraud and defamation, and seeks damages in excess of $1,000,000. The contractor has served an answer with affirmative defenses and counterclaims against the Company for breach of contract. The aggregate amount of the claims by the contractor against the Company is $483,000 plus interest.

The Company does not believe that there will be a material adverse outcome in the foregoing dispute.

The Company has entered into capital leases for machinery and equipment that may be purchased on expiration of the leases on various dates through 2000. The net asset value of property under capitalized leases, included in property, plant and equipment, is as follows:

                                                  June 30,
                                         ------------------------
                                           1997            1996
                                           ----            ----

Machinery and equipment ............     $353,686        $354,352
Less accumulated amortization.......      289,382         217,375
                                         --------        --------
                                         $ 64,304        $136,977
                                         ========        ========

Lease amortization of $72,637 and $101,531 for the years ended June 30, 1997 and 1996, respectively, is included in cost of goods sold.

Future minimum lease payments together with the present value of the net minimum lease payments for capitalized leases as of June 30, 1997 is as follows:

                                                   Capitalized     Operating
                                                     Leases          Leases
                                                   -----------     ---------
June 30,
    1998.........................................   $41,486         $75,780
    1999.........................................    27,179          75,780
    2000.........................................    22,854          50,520
    2001.........................................      --              --
    2002.........................................      --              --
                                                    --------       --------
    Total net minimum lease payments.............    91,519        $202,080
                                                                   ========
    Less amount representing interest............    16,610
                                                    -------
    Present value of net minimum lease payments..   $74,909
                                                    =======

Total rent expense of the Company for the periods ended June 30, 1997 and 1996 was $73,674 and $99,530, respectively.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


7.   CAPITAL STOCK

On May 16, 1996, the Company completed an initial public offering of the Company's common stock, Class A warrants and Class B warrants. Concurrent with the closing of the IPO, the Company's Preferred Stock ($.001 par value, authorized 15,000,000 shares) was converted into 1,023,054 shares of common stock as a result of the restatement of the Company's Certificate of
Incorporation which adjusted the Preferred Stock conversion ratio due to anti-dilution provisions. In addition, preferred stock warrants became exercisable for common stock (adjusted for a 0.1218-for-one reverse common stock split-see Note 1) and the number of common shares into which certain common stock warrants and all preferred stock warrants are convertible increased by a factor of approximately 2.84 upon the effective date of the IPO due to the fact that those warrants had protection against the dilutive effect of the valuation placed on the Company upon the IPO. Also, upon the effective date of the IPO, the Company adjusted the exercise price of all the options and warrants outstanding prior to the IPO to $4.40 with some warrants having an exercise price equal to $4.40 plus a premium in certain circumstances. All amounts disclosed related to options and warrants have been restated to reflect the adjusted exercise prices.

In connection with the IPO, 740,559 shares of the Company's common stock and options to purchase 71,923 shares of Common Stock (the "Escrow Securities") were deposited into escrow by the holders thereof. The Escrow Securities will only be released from escrow when the Company attains certain earnings levels or the market price of the Company's common stock achieves certain levels. These Escrow Securities are subject to cancellation if such conditions are not achieved. In the event that the Escrow Securities are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, compensation expense will be recorded for financial reporting purposes. This non-cash charge to earnings will be equal to the fair value of such securities on the date of their release.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


7.   CAPITAL STOCK (CONTINUED)

The Company has issued the following common stock purchase warrants, all of which expire between the fifth and seventh anniversary of the date of grant:


                                                             Number of         Exercise
                                                              Shares            Price
                                                             ---------         --------

Outstanding at July 1, 1995 ...........................        316,771        4.77-5.28
   Granted July 21, 1995 through December 15, 1995 ....      1,114,933        4.00-4.40
   Canceled ...........................................     (1,112,500)            4.00
                                                            ----------
Outstanding at June 30, 1996 ..........................        319,204        4.40-5.28
   Granted July 1, 1996 through June 30, 1997 .........           --               --
   Canceled July 1, 1996 through June 30, 1997 ........           --               --
                                                            ----------
Outstanding at June 30, 1997 ..........................        319,204        4.40-5.28
                                                            ==========

In conjunction with its initial public offering, the Company has issued the following Class A and Class B warrants, all of which expire on the fifth anniversary of the date issued:

                                                  Class A                    Class B
                                           ----------------------     ----------------------
                                           Number of     Exercise     Number of     Exercise
                                            Shares        Price        Shares         Price
                                           ---------     --------     ---------     --------

Outstanding at July 1, 1995 ............       --            --          --             --
  Issued May 16, 1996 and June 7, 1996..   4,639,550     $ 5.85       3,527,050     $ 7.80
                                           ---------                  ---------
Outstanding at June 30, 1997 and 1996...   4,639,550                  3,527,050
                                           =========                  =========

The Company maintains an Employee Stock Option Plan (the "Employee Plan") and a Non-Employee Director Stock Option Plan (the "Non-Employee Plan"). Stock options may be granted at the discretion of the Board of Directors. The Company has reserved 440,000 and 70,400 shares of its common stock for issuance upon the exercise of options granted under the Employee and Non-Employee Plans, respectively. The Non-Employee Plan options are exercisable in full one year after the date of grant and expire ten years from the date of grant. The Employee Plan options primarily vest one-third on each of the first three anniversaries of the date of grant and expire on the seventh anniversary of the date of grant. The Company grants stock options at exercise prices equal to or greater than the fair market value of the Company's common stock on the date of grant.

On April 21, 1996, the Company granted, effective as of the effective date of the IPO, non-qualified options to purchase 50,000 shares of its common stock at an exercise price of $4.40 per share to an executive officer and director. These options are not part of the Employee Plan and Non-Employee Plan, and were canceled in June of 1997 with the resignation of the executive officer and director.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


7.   CAPITAL STOCK (CONTINUED)

The following table summarizes the activity in options under the Employee and Non-Employee Plans, plus options granted on a non-qualified basis:

                                                Weighted
                                                Average
                                    Number      Exercise
                                  of Shares      Price
                                  ---------     --------

EMPLOYEE PLAN OPTIONS
Outstanding at July 1, 1995...     38,083         4.40
   Granted ...................     38,424         4.40
   Canceled and expired ......     (6,884)        4.40
                                  -------
Outstanding at June 30, 1996..     69,623         4.40
   Granted ...................    148,000         4.40
   Canceled ..................    (48,543)        4.40
                                  -------
Outstanding at June 30, 1997..    169,080         4.40
                                  =======

NON-EMPLOYEE PLAN OPTIONS
Outstanding at July 1, 1995         6,266         4.40
   Granted ...................      1,217         4.40
                                  -------
Outstanding at June 30, 1996        7,483         4.40
   Granted ...................     50,847         3.16
                                  -------
Outstanding at June 30, 1997..     58,330         3.32
                                  =======

                                    Options Outstanding                    Options Exercisable
                                      at June 30, 1997                       At June 30, 1997
                               -----------------------------------    ----------------------------
                                                  Weighted Average
                 Number of     Weighted Average   Contractual Life    Number of   Weighted Average
Range             Shares       Exercise Price         (Years)           Shares      Exercise Price
                 ---------     ----------------   ----------------    ---------   ----------------

$3.125             50,000           $3.13             10.00
$4.40-$5.00       177,410            4.40              6.39             75,557        $4.40
                  -------                                               ------
TOTAL             227,410           $4.12              7.18             75,557        $4.40
                  =======                                               ======

Of the total options outstanding under the plans, 75,557 and 24,081 were exercisable at June 30, 1997 and 1996, respectively.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


7. CAPITAL STOCK (CONTINUED)

At June 30, 1997, the Company has reserved 510,400 shares of Common Stock for the exercise of options.

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had been accounting for its employee and non-employee director stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model for 1997 and the Minimum Value Method for 1996 prior to becoming a public company in May 1996, with the following assumptions for 1997 and 1996, respectively: weighted-average risk-free interest rate of 6.0% for both years; volatility factors of the expected market price of the Company's common stock of .778 for fiscal 1997 and a weighted average expected life of the options of 7.36 for fiscal 1997 and 6.08 for fiscal 1996.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and non-employee director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and non-employee director options.

For purposes of pro forma disclosures, the estimated fair value of the options granted in 1997 and 1996 is amortized to expense over the options' vesting period. The weighted-average grant date fair value of options granted during fiscal years 1997 and 1996 were $2.79 and $1.30, respectively. The Company's pro forma information follows:

                                             1997               1996
                                             ----               ----

Pro Forma net loss.....................  $(13,127,518)      $(4,576,091)
Pro Forma loss per common share........  $(2.75)            $(2.93)

The pro forma disclosures presented above for fiscal year 1996 reflect compensation expense only for options granted in fiscal 1996 and for fiscal 1997 only for options granted in fiscal years 1996 and 1997. These amounts may not necessarily be indicative of the pro forma effect of SFAS No. 123 for future periods in which options may be granted.

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


7.   CAPITAL STOCK (CONTINUED)

Effective as of August 26, 1996 ("Effective Date"), the Company approved and adopted the 1996 Long-Term Employee Incentive Plan (the "Plan"). Under the Plan, payment of awards may be in cash or the common stock of the Company or a combination of both, at the option of the Company. The maximum number of shares of the Company's common stock available for awards under the Plan is 800,000, subject to adjustments as provided in the Plan. The Plan will terminate without further action of the board of directors on the tenth anniversary of the Effective Date. In October 1996, the Company issued a total of 90,000 shares (at par value and, accordingly, compensation expense is being recognized) to two former officers of the Company under the Plan which shares vest January 1, 1998. Effective in July 1997, the Company issued a total of 600,000 options to two officers of the Company which vest 20% at date of grant and 20% for each of the next four years.

8.   INCOME TAXES

There was no income tax expense/benefit for the Company for the years ended June 30, 1997 and 1996.

Following is a reconciliation of income tax expense (credit) to the amount based on the U.S. statutory rate of 34% for the years ended June 30, 1997 and 1996:


                                                     For the year ended June 30,
                                                     ---------------------------
                                                        1997              1996
                                                     -----------      -----------

Income tax benefit based on U.S. statutory rate...   $(4,370,758)     $(1,548,003)
Current year addition to the (federal) valuation
  allowance ......................................     4,370,758        1,548,003
                                                     -----------      -----------
                                                     $      --        $     --
                                                     ===========      ===========

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997



8.   INCOME TAXES (CONTINUED)

The significant components of the Company's deferred tax assets and liabilities are as follows:

                                                       June 30,
                                             ---------------------------
                                                 1997            1996
                                             -----------     -----------
Deferred tax assets:
  Deferred revenue .....................     $   196,778     $   223,163
  Reserve for disposal .................         285,240         294,800
  Start-up costs .......................          57,334          86,000
  Fixed assets .........................       1,422,000
  Tax loss carryforward ................       8,228,700       4,584,808
                                             -----------     -----------
Total deferred tax assets ..............      10,190,052       5,188,771

Valuation allowances (federal & state)..      10,190,052       5,188,771
                                             -----------     -----------
Net deferred tax assets ................     $      --       $      --
                                             ===========     ===========

The above net deferred tax assets have been reserved because it is not more likely than not that they would be recognized.

At June 30, 1997, the Company has approximately $20.6 million of net operating loss carryforwards, which expire between 2006 and 2012. The Tax Reform Act of 1986 enacted a complex set of rules (Section 382) limiting the potential utilization of net operating loss carryforwards in periods following a corporate "ownership change". In general, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually, constructively and, in some cases, deemed) by one or more "5% shareholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned during a three year testing period. Although a comprehensive evaluation has not yet been performed, it is likely that due to prior shifts in ownership (the Dunkirk merger and the completion of the IPO) and anticipated shifts in ownership (See
Note 9), the Company's ability to utilize its net operating loss carryforwards could be severely limited.

9.   SUBSEQUENT EVENTS

In September 1997 the beneficial holders of Dunkirk's $8,000,000 Chautauqua County Industrial Development Agency Solid Waste Disposal Facility Bonds (the "IDA Bonds") retired the IDA Bonds in exchange for receipt of a cash payment of $1,620,000 and the remaining balance of a related debt service reserve fund which has been reduced for interest payments made to the beneficial holders during fiscal 1997 through September 1, 1997. The cash payment was made utilizing proceeds from the private placement discussed below. This retirement will result in a net pretax gain to the Company of approximately $6,190,000 which will be recorded in the first

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


9.   SUBSEQUENT EVENTS (CONTINUED)

quarter of fiscal 1998. The Company will also write-off approximately $330,000 of deferred financing costs relating to such debt. If Dunkirk is deemed to be solvent immediately prior to the time of such repayment, the Company will recognize taxable income for the debt forgiveness in its tax year ending June 30, 1998. The amount of such income may be offset by net operating loss carryforwards ("NOLs"), subject to the possible limitations discussed in Note 8. Even if sufficient NOLs were available to offset such taxable income after the limitations described below, the Company may still be subject to alternative minimum tax. To the extent that Dunkirk is deemed to be insolvent immediately prior to such repayment by an amount which equals or exceeds the amount of debt forgiveness, the Company will not recognize taxable income from such repayment; however, certain of Dunkirk's tax attributes (such as NOLs) would be subject to reduction and would not be available to offset future income from operations, if any. For this purpose, the amount of insolvency is defined to be the excess of Dunkirk's liabilities over the fair value of its assets. An independent appraisal of the fair value of Dunkirk's assets has not been completed at this time to determine Dunkirk's solvency.

The New York State Job Development Authority (JDA) issued its guaranties (the "Guaranties)") in favor of Key Bank of New York ("Key Bank") with respect to two promissory notes (the "term loans") issued by Dunkirk and payable to the order of Key Bank. The JDA has agreed to exercise its option under the Guaranties to make the payments required under the term loans directly to Key Bank, provided that Key Bank applies the amount currently held in the Company's related debt service reserve fund to reduce the principal amount of the term loans. Upon the assignment of the term loans and related loan documents to the JDA, the JDA has also agreed to defer monthly payments of principal and interest due from Dunkirk under each term loan through January 1998 until the maturity date of such loans. Interest will continue to accrue on the principal amount and interest so deferred will be payable at maturity.

In July and August 1997, the Company borrowed an aggregate of $500,000 (the "1997 Bridge Loan") for general working capital purposes. In connection with the 1997 Bridge Loan, the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price equal to $1 5/16. The 1997 Bridge Loan was repaid in full plus accrued interest at 12% per annum on September 8, 1997 from proceeds from the private placement discussed below.

The Company has entered into a placement agency agreement for a private placement of the Company's preferred stock. The private placement consists of a minimum of 300,000 and a maximum of 500,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") with an option for the Placement Agent to sell up to an additional 300,000 shares to cover over-allotments, if any, (the Preferred Stock is to be sold in units of 10,000) with a par value of $.001 per share and a stated value of $10 per share. Each share of Preferred Stock is initially convertible into eight shares of common stock at a conversion price of $1.25 per share, subject to

                   Conversion Technologies International, Inc.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


9.   SUBSEQUENT EVENTS (CONTINUED)

adjustment based on the lesser of $1.25 and the prevailing average market price of the common stock immediately preceding any subsequent closing, if any. Commencing 12 months from the final closing of the private placement, the holders of the Preferred Stock are entitled to receive dividends payable in cash or, at the option of the Company, in additional shares of Preferred Stock at the rate of 10% per annum. The Placement Agent is entitled to receive a cash commission of 9% and a non-accountable expense allowance of 4% of the total proceeds. The Placement Agent is also entitled to receive warrants to purchase shares of the Company's Preferred Stock equal to 10% of the total shares issued at an exercise price equal to 110% of the offering price of such shares. Through September 18, 1997, 414,500 shares of Preferred Stock had been sold, with net proceeds (after deducting the placement agent commissions and expenses - see above) to the Company of $3,606,150.

In August 1997, The Company's Board of Directors authorized an increase of the authorized number of the Company's common shares of up to a maximum of 60 million. This is subject to ratification of the Company's stockholders.

                                   SIGNATURES

Pursuant to the requirement of Section 13 or 15 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     CONVERSION TECHNOLOGIES INTERNATIONAL, INC.


Dated:   February 12, 1998           /s/ William L. Amt
                                     -------------------------------------------
                                     William L. Amt
                                     President and Chief Executive Officer


Dated:  February 12, 1998            /s/ John G. Murchie
                                     -------------------------------------------
                                     John G. Murchie
                                     Controller and Principal Financial Officer



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